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                                                                    EXHIBIT 23.6
                                                                    ------------


                 CONSENT OF ROBERT W. BAIRD & CO. INCORPORATED


          Robert W. Baird & Co. Incorporated ("Baird") hereby consents to the inclusion in the Registration Statement on Form S-4 of ABC Rail Products Corporation of its opinion dated September 17, 1998, and to the references made to Baird in the "Summary of Proxy Statement/Prospectus" and "The Merger" sections of such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                            ROBERT W. BAIRD & CO. INCORPORATED


October 7, 1998